UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2004

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4034	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

DaVita Inc. (the “Company”) has entered into an employment agreement (the “Agreement”) with Joseph Schohl pursuant to which Mr. Schohl will serve as the Company’s Vice President, General Counsel and Secretary, effective November 18, 2004. Mr. Schohl will receive an annual base salary of $240,000 and is eligible to receive a performance bonus of up to $120,000, as determined by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Schohl will also receive a signing bonus in the amount of $41,428. The Agreement also provides for a grant of an option to purchase 60,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock as reported by the New York Stock Exchange on November 18, 2004. The option has a five year term and will vest 25% on the first anniversary date of the grant, 8.33% on the twentieth month of the grant, and 8.33% every four months thereafter. As additional compensation, the Agreement also provides for a grant of 6,250 shares of the Company’s restricted stock units to Mr. Schohl, entitling him to the same number of full shares of the Company’s common stock. The restricted stock units will vest over a five-year period, with one-third vesting on the third, fourth and fifth anniversary date of Mr. Schohl’s date of hire. Notwithstanding the foregoing, Mr. Schohl’s entire award of stock options and restricted stock units will immediately vest upon a change of control. A change of control is defined in the Agreement as any transaction in which a person or group becomes the beneficial owner of greater than 40% of the total voting power entitled to vote in the election of directors of the Company, any merger, consolidation or reorganization in which the Company does not survive, any merger or consolidation in which the Company survives but the shares of the Company’s common stock outstanding immediately prior to such transaction represents 40% or less of the voting power of the Company after such transaction and any transaction in which more than 40% of the Company’s assets are sold, except that a change of control will not have occurred if Kent Thiry remains the Chief Executive Officer or Executive Chair of the Company for at least one year after the change of control event or becomes the chief executive officer or executive chair of the surviving company and remains in such position for at least one year following the change of control event.

Under the terms of the Agreement, Mr. Schohl is an “at will” employee, which means that either Mr. Schohl or the Company may terminate his employment at any time. In the event that Mr. Schohl’s employment is terminated without cause, if he resigns for good cause, or if he is constructively discharged, Mr. Schohl is entitled to receive his base salary for a period of two years following termination and health benefits for a period of one year following termination. The Agreement provides further that Mr. Schohl is prohibited from competing with the Company or from soliciting employees, patients, physicians or customers of the Company for a period of two years following the termination of his employment for any reason. The Agreement also provides for reimbursement to Mr. Schohl for certain transitional expenses and contains additional terms consistent with other employment agreements between the Company and its executive officers.

Mr. Schohl does not have any other material relationship with the Company or its affiliates.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 17, 2004, the Board of Directors of the Company approved the appointment of Joseph Schohl, age 36, as the Company’s Vice President, General Counsel and Secretary, effective November 18, 2004. From 1998 until joining the Company, Mr. Schohl served as legal counsel to Baxter International Inc. and its subsidiaries (“Baxter”), a global medical products and services company. From January 2004 until joining the Company, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, Mr. Schohl was an attorney at the law firms of Sidley Austin Brown & Wood LLP and Milbank, Tweed, Hadley and McCloy LLP.

The Company entered into an Employment Agreement with Mr. Schohl, effective November 18, 2004, as more fully described in Item 1.01 above. Mr. Schohl does not have any family relationship with any other executive officer of the Company, with any director of the Company, or with any person selected to become an officer or a director of the Company. Neither Mr. Schohl, nor any member of his immediate family, is a party to any other transactions or proposed transactions with the Company. The Company enters into agreements for products and services and engages in transactions with Baxter from time to time in the ordinary course of business which arrangements are not material to the Company individually or in the aggregate.

Item 8.01. Other Events.

Attached hereto as Exhibit 99.1 is a press release issued on November 18, 2004 announcing the appointment of Mr. Schohl as the Vice President, General Counsel and Secretary of the Company.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number
99.1	Press Release of DaVita Inc., dated November 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: November 18, 2004	/S/ GARY W. BEIL
Gary W. Beil Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated November 18, 2004.